Exhibit 10.1

SHARE TRANSFER AGREEMENT

By

SkyPeople Foods Holdings Limited

a company incorporated in British Virgin Islands

And

New Continent International Co., Ltd.

a company incorporated in British Virgin Islands

Date: July 18, 2019

SHARE TRANSFER AGREEMENT

This Share Transfer Agreement is made effective as of the 18th day of July, 2019 by and between SkyPeople Foods Holdings Limited, a company incorporated in British Virgin Islands (the “SkyPeople BVI” or “Seller”) and New Continent International Co., Ltd., a company incorporated in British Virgin Islands (“New Continent” or “Buyer”). Buyer and Seller are sometimes hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

WHEREAS:

A. The Seller is the sole owner and shareholder of HeDeTang Holdings (HK) Ltd., a company incorporated in Hong Kong (“HeDeTang HK”); and

B.  HeDeJiaChuan Holdings Co., Ltd. (“HeDeJiaChuan”) is a company incorporated in China and a wholly owned subsidiary of HeDeTang HK; and

C.  HeDeTang HK owns 73.41% equity interest of SkyPeople Juice Group Co., Ltd., (“SkyPeople China”) (“HeDeJiaChuan”, collectively with SkyPeople China and HeDeTang HK as “HeDeTang HK and its subsidiaries”); and

D.  Upon the terms and subject to the conditions set forth in this Agreement, the Seller has agreed to sell all of the issued and outstanding capital stock of HeDeTang HK held by the Seller to the Buyer; and

E.  Buyer is a company incorporated in British Virgin Islands and Bingke Zhang is the sole shareholder and Director of New Continent.

F.  Upon the terms and subject to the conditions set forth in this Agreement, the Buyer has agreed to purchase all of the issued and outstanding capital stock of HeDeTang HK from the Seller.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, covenant and agree as follows:

1. DEFINITIONS

1.1 Definitions.  The following terms have the following meanings in this Agreement, unless the context indicates otherwise:

(a)	“Agreement” shall mean this Agreement, and all the exhibits and other documents attached or referred hereto, and all amendments and supplements, if any, hereto;

(b)	“Closing” shall mean the completion of the Transaction, in accordance with Section 7 hereof, at which the Closing Documents shall be exchanged by the parties, except for those documents or other items specifically required to be exchanged at a later time;

(c)	“Closing Date” shall mean a date mutually agreed upon by the parties hereto in writing and in accordance with Section 7 hereof following the satisfaction or waiver by Buyer and Seller of the conditions precedent set out in Section 5 hereof, respectively, provided that such date shall be no later than January 30, 2020 unless mutually agreed to in writing by the Parties;

(d)	“Closing Documents” shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement;

(e)	“Liabilities” shall include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured;

(f)	“Taxes” shall mean all international, federal, state, provincial and local income taxes, capital gains taxes, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duties), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments;

(g)	“Transaction” shall mean the purchase of all of the issued and outstanding capital stock of HeDeTang HK by Buyer from the Seller in consideration as described in section 2.

1.2 Currency.  All references to currency in this Agreement are to RMB Yuan, unless expressly stated otherwise.

2. OFFER, PURCHASE AND SALE OF SHARES

2.1 Offer, Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, the Seller hereby covenants and agrees to sell, assign and transfer to Buyer, and Buyer hereby covenants and agrees to purchase from the Seller, all of the issued and outstanding capital stock of HeDeTang HK at the Purchase Price as defined below in section 2.2 of this Agreement. The Buyer understands and agrees that it purchases all the issued and outstanding shares of HeDeTang HK which include all the assets and Liabilities of HeDeTang HK and its subsidiaries.

2.2 Consideration. Parties agree that the aggregate price of all the issued and outstanding capital stock of HeDeTang HK (the “Shares”) is 600,000 RMB (the “Purchase Price”), which value is primarily derived from the net equity of HeDeTang HK and its direct, wholly-owned operating entity HeDeJiaChuan and HeDeTang HK’s 73.41% equity ownership in SkyPeople China. The net equity value was based upon the preliminary evaluation of HeDeTang HK and its subsidiaries by Shanxi Delixin Assets Evaluation Co., Ltd. (“Shanxi Delixin”). If the final evaluation amount of HeDeTang HK and its subsidiaries by Shanxi Delixin is lower than or no more than 10% higher than the Purchase Price, the Parties agree there will be no change to the Purchase Price. If the final evaluation amount of HeDeTang HK and its subsidiaries by Shanxi Delixin is more than 10% higher than the Purchase Price, the Parties agree the final evaluation amount shall be the final purchase price.

2.3 Payment of Purchase Price.  600,000 RMB of the Purchase Price shall be paid by cash or shall be converted into USD according to the central parity rate of USD and RMB published by the People’s Bank of China on the closing date.

2.4 Closing.  The Closing will take place, subject to the terms and conditions of this Agreement, on the Closing Date. This Agreement shall not be closed until it is approved by the shareholders meeting of the Seller’s parent company, Future FinTech Group Inc.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article 3 are true and correct as of the date hereof:

3.1 Organization of HeDeTang HK and its subsidiaries.

(a)	HeDeTang HK and its subsidiaries are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and each has the requisite corporate power and authority to own, lease and carry on its business as now being conducted. HeDeTang HK and its subsidiaries are duly qualified to do business and are in good standing as foreign corporations in each of the jurisdictions in which they own property, lease property, do business.

(b)	All of the issued and outstanding shares of HeDeTang HK have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to preemptive rights and were issued in full compliance with the laws of the Hong Kong. There are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating HeDeTang HK to issue any additional shares of HeDeTang HK.

(c)	The issued and outstanding shares of each of HeDeTang HK’s subsidiaries have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to preemptive rights and were issued in full compliance with all applicable laws. There are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating HeDeTang HK or any of its subsidiaries to issue any additional common stock of any of HeDeTang HKI’s subsidiaries, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any shares of the common stock of any of HeDeTang HK’s subsidiaries.

3.2 Ownership of Equity.  Seller (i) has good and valid title to and beneficial ownership of the number of shares of capital stock of HeDeTang HK free and clear of all liens, pledges, security interests and encumbrances, (ii) has not granted any option, warrant or other right in or to any of the Shares, and (iii) is not a party to any voting trust, voting agreement or shareholder agreement with respect to the Shares.

3.3 Authority.  Seller has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Seller Documents”) to be signed by Seller. The execution and delivery of each of the Seller Documents by Seller have been duly authorized by its board of directors and approved by the shareholders owning majority voting power of the Seller. This Agreement has been, and the other Seller Documents when executed and delivered by Seller as contemplated by this Agreement will be, duly executed and delivered by Seller and this Agreement is, and the other Seller Documents when executed and delivered by Seller, as contemplated hereby will be, valid and binding obligations of Seller enforceable in accordance with their respective terms, except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.

3.4 Non-Contravention.  Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transaction, will:

(a)	violate any provision of the Articles of Incorporation, Bylaws or any other documents of HeDeTang HK or any of its subsidiaries or any applicable laws; or

(b)	violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to HeDeTang HK or its subsidiaries or any of their respective material property or assets.

3.5 Compliance with Laws. Each of HeDeTang HK and its subsidiaries is in material compliance with all laws and regulations of or from any governmental body applicable to its business and assets.

3.6 No Brokers.  None of HeDeTang HK, HeDeTang HK’s subsidiaries or Seller has incurred any obligation or liability to any party for any brokerage fees, agent’s commissions or finder’s fees in connection with the Transaction contemplated by this Agreement

4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article 4 are true and correct as of the date hereof:

4.1 Organization and Good Standing. Buyer is duly incorporated, organized, validly existing and in good standing under the laws of China and has all requisite corporate power and authority to own, lease and carry on its business as now being conducted.

4.2 Authority.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Buyer Documents”) to be signed by Buyer and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the Buyer Documents by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by its board of directors and approved by the shareholder of the Buyer. This Agreement has been, and the other Buyer Documents when executed and delivered by Buyer as contemplated by this Agreement will be, duly executed and delivered by Buyer and this Agreement is, and the other Buyer Documents when executed and delivered by Buyer, as contemplated hereby will be, valid and binding obligations of Buyer enforceable in accordance with their respective terms, except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.

4.3 Information Concerning HeDeTang HK and its subsidies.  Buyer is solely responsible for conducting its own due diligence with respect to HeDeTang HK and its subsidiaries’ liabilities and for gathering enough information upon which to base a decision in purchasing the Shares. Buyer acknowledges that Seller has not made any representations with respect to HeDeTang HK and its subsidiaries or their status or as to the value or merit of an investment in the Shares, except as explicitly stated in this Agreement. Buyer understands that HeDeTang HK and its subsidies are sold “AS IS, WHERE IS”, without any representation or warranty except as explicitly stated in this Agreement.

4.4 Non-Contravention; Buyers’ Consents. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)	violate, or result in a breach of, or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any third party to terminate or amend its obligations under, any contract to which Buyer is a party or by which it or its assets or properties are bound, or result in the creation of any encumbrance upon any of its assets or properties, which violation, breach, default or encumbrance would individually or in the aggregate be material to Buyer or materially impair or delay or prevent the consummation of the transactions contemplated hereby,

(b)	violate any applicable Law of any governmental body having jurisdiction over Buyer, which violation would individually or in the aggregate be materially adverse to Buyer, or

(c)	require the consent, authorization, order or approval of, filing or registration with, or waiver of any right of first refusal or first offer from, any governmental body or any third party, that has not been obtained, except as would not individually or in the aggregate be materially adverse to Buyer.

4.5  Litigation.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Buyer, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4.6 Compliance with Laws. The Buyer is in material compliance with all laws and regulations of or from any governmental body applicable to its business and assets.

4.7 No Brokers.  Buyer has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions or finder’s fees in connection with the Transaction contemplated by this Agreement.

5. CLOSING CONDITIONS

5.1 Conditions Precedent to Closing by Buyer.  The obligation of Buyer to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 7. The Closing of the Transaction contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of Buyer and may be waived by Buyer in its sole discretion.

(a)	Representations and Warranties. The representations and warranties of the Seller set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date.

(b)	Performance. All of the covenants and obligations that the Seller are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(c)	Transaction Documents. This Agreement and all other documents necessary to consummate the Transaction, all in form and substance reasonably satisfactory to Buyer, will have been executed and delivered to Buyer.

(d)	Surrender of Shares. Seller shall surrender all of the issued and outstanding shares of HeDeTang HK to Buyer endorsed in blank for transfer from Seller to Buyer.

5.2 Conditions Precedent to Closing by Seller.  The obligation of the Seller to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 7. The Closing of the Transaction will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of the Seller and may be waived by Seller in its sole discretion.

(a)	Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date.

(b)	Payment of Purchase Price The Purchase Price has been transferred to the bank accounts of the Seller or its designated bank account pursuant to Article 2 of this Agreement.

(c)	Performance. All of the covenants and obligations that the Buyer are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(d)	Transaction Documents. This Agreement and all other documents necessary to consummate the Transaction, all in form and substance reasonably satisfactory to Seller, will have been executed and delivered to Seller.

6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Confidentiality.  All information regarding the business of HeDeTang HK and its subsidiaries including, without limitation, financial information that Seller provides to Buyer during its due diligence investigation of HeDeTang HK and its subsidiaries will be kept in strict confidence by Buyer and will not be used, dealt with, exploited or commercialized by Buyer or disclosed to any third party (other than Buyer’s professional accounting and legal advisors) without Seller’ prior written consent unless it is required by the law or regulations.

6.2 Conduct of HeDeTang HK and its subsidiaries.  From the date of this Agreement to the Closing Date, and except to the extent that Buyer otherwise consents in writing, HeDeTang HK and its subsidiaries will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.

6.3 Existing Liabilities of HeDeTang HK and its Subsidiaries.  The Buyer understands it acquires all of the issued and outstanding shares of HeDeTang HK and the Buyer agrees to assume all the existing Liabilities and responsibilities of HeDeTang HK and its subsidiaries, including but not limited to the existing bank loans, debts and taxes owed by HeDeTang HK and its subsidiaries as well as payment of salary and social benefits to employees of HeDeTang HK and its subsidiaries according to Chinese labor laws and regulations.

6.4 Notification.  Between the date of this Agreement and the Closing Date, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

6.5 Public Announcements.  Buyer and Seller agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction contemplated herein without the prior written consent of the other party, except as may be required to comply with applicable laws or regulatory requirements.

7. CLOSING

7.1 Closing.  The Closing shall take place on the Closing Date at the office of Seller or at such other location as agreed to by the parties.

7.2 Closing Deliveries of Seller.  At Closing, Seller will deliver or cause to be delivered the following, fully executed and in form and substance reasonably satisfactory to Buyer:

(a)	copies of the resolutions or consent action adopted by or on behalf of the Board of Directors and the shareholders owning majority voting power of the Seller and the approval of the shareholders’ meeting of Seller’s parent company Future FinTech Group Inc., evidencing approval of this Agreement and the Transaction.

(b)	A fully executed and completed copy of this Agreement and any other necessary documents, each duly executed by Seller, as required to give effect to the Transaction

(c)	share certificate or equivalent document representing the HeDeTang HK Shares;

7.3 Closing Deliveries of Buyer.  At Closing, Buyer will deliver or cause to be delivered the following, fully executed and in form and substance reasonably satisfactory to Seller:

(a)	copies of the resolutions or consent action adopted by or on behalf of the Board of Directors and the shareholders of Buyer evidencing approval of this Agreement and the Transaction;

(b)	A fully executed and completed copy of this Agreement and any other necessary documents, each duly executed by Buyer, as required to give effect to the Transaction; and

(c)	evidence of payment of Purchase Price by the Buyer to the bank account in accordance with section 2.3 hereof.

8. INDEMNIFICATION

Each Party shall indemnify and hold harmless the other Party from and against any and all losses, damages, expenses and liabilities or actions, investigations, inquiries, arbitrations, claims or other proceedings in respect thereof (collectively “Actions”) (Liabilities and Actions are herein collectively referred to as “Losses”), that arise by reason of  representations by such Party in this Agreement being untrue in any material respect or by reason of a breach of any of obligations of such Party under this Agreement. Losses include, but are not limited to, all reasonable legal fees, court costs and other expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any suit in law or equity arising out of this Agreement.

9. TERMINATION

9.1 Termination.  This Agreement may be terminated at any time prior to the Closing Date contemplated hereby by:

(a)	mutual agreement of Buyer and Seller;

(b)	Buyer, if there has been a material breach by the Seller of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Seller that is not cured to the reasonable satisfaction of Buyer, within ten business days after notice of such breach is given by Buyer;

(c)	Seller, if there has been a material breach by Buyer of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Buyer that is not cured to the reasonable satisfaction of the Seller, within ten business days after notice of such breach is given by Seller.

9.2 Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations.

10. MISCELLANEOUS PROVISIONS

10.1 Amendment.  This Agreement may not be amended except by an instrument in writing signed by each of the parties.

10.2 Expenses.  Each party will bear its own costs incurred in connection with the preparation, execution and performance of this Agreement and the Transaction contemplated hereby, including all fees and expenses of its own agents, representatives and accountants.

10.3 Entire Agreement.  This Agreement, the schedules attached hereto and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

10.4 Notices.  All notices and other communications required or permitted under this Agreement must be in writing and will be deemed given if sent by email, personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses provided in this Agreement.

All such notices and other communications will be deemed to have been received:

(a)	In the case of email, on the day after the email has been sent;
(b)	in the case of personal delivery, on the date of such delivery;
(c)	in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery;
(d)	in the case of delivery by internationally-recognized express courier, on the third business day following dispatch; and
(e)	in the case of mailing, on the seventh business day following mailing.

10.5 Headings.  The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

10.6 Assignment.  This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.

10.7 Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, China without giving effect to any other choice or conflict of law provision that would cause the application of the laws of any other jurisdiction other than Hong Kong. Buyer and Seller irrevocably consent to the jurisdiction of any courts located in Hong Kong in connection with any action, suit or proceedings arising out of or relating to this Agreement or any action taken or omitted hereunder, and waive personal service of any summons, complaint or other process, and agree that the service thereof may be made by certified or registered mail directed to any or all of the Parties at the addresses listed on the signature pages attached hereto.

10.8 Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

10.9 Gender.  All references to any party will be read with such changes in number and gender as the context or reference requires.

10.10 Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.11 Effective.  This Agreement becomes effective upon the parties’ execution.

In Witness Whereof, the Parties hereto have executed this Agreement as of the first date written above by the undersigned thereunto duly authorized.

SELLER		BUYER

SkyPeople Foods Holdings Ltd.		New Continent International Co., Ltd.

By:	/s/ Hongke Xue	By:	/s/ Bingke Zhang
Name:	Hongke Xue	Name:	Bingke Zhang
Title:	Executive Director	Title:	Executive Director
Address:		Address:
Tel.:		Tel.:
Email:		Email: